EXHIBIT G
[LETTERHEAD OF NIB]
Helsinki, April 18, 2007
Dear Sirs,
As a Senior Legal Officer of Nordic Investment Bank (“NIB”), I have examined and I am familiar with the provisions of the Agreement Regarding the Establishment of NIB (the “Establishment Agreement”) which was signed on December 4, 1975, by Denmark, Finland, Iceland, Norway and Sweden (the “Nordic Countries”), pursuant to which NIB was established, the Agreement dated October 23, 1998, among the Nordic Countries (the “1998 Agreement”), which came into force on July 18, 1999, and which superseded the Establishing Agreement, the new Agreement on the Nordic Investment Bank (the “2004 Agreement”), which came into force on January 1, 2005 among Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (the “Member Countries”), which superseded the 1998 Agreement and the Statutes of NIB, as amended to the date hereof (the “Statutes” ). As Senior Counsel of Nordic Investment Bank, I have also examined copies of such documents as I have deemed necessary with respect to the entry into force of the 2004 Agreement and the Statutes.
With respect to the Registration Statement on Schedule B to which this opinion is an exhibit (the “Registration Statement”) to be filed by NIB with the Securities and Exchange Commission for the purpose of registration under the United States Securities Act of 1933, as amended, debt securities and warrants of NIB, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents and instruments, and I have made such investigations of law, as I have considered necessary or desirable for the purpose of this opinion. In addition, for such purposes I have assumed that, as is now contemplated, the terms of the securities and of their sale, when established, will not be in violation of any applicable law or other requirement then binding on NIB.
Based on the foregoing, I am of the opinion that:
(i)	the 2004 Agreement, including the Statutes, as amended, has been duly executed and ratified by all of the Member Countries and constitutes a legally binding obligation of the Member countries, and

(ii)	the debt securities and warrants will, when the Registration Statement has become effective and the debt securities and/or warrants have been issued and delivered as contemplated in the Registration Statement, be valid and legally binding obligations of NIB, enforceable in accordance with their terms, subject as to enforceability relating to or affecting creditors’ rights and to general equity principles.
No opinion is expressed herein as to the laws of any jurisdiction other than the laws of the Member countries.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Sten Holmberg
Sten Holmberg
Senior Legal Officer